EXHIBIT 4

SHAREHOLDERS AGREEMENT

by and among

WILLIAMS CONTROLS, INC.

a Delaware corporation,

AMERICAN INDUSTRIAL PARTNERS
CAPITAL FUND III, L.P.

a Delaware limited partnership,

and the other parties listed

as signatories hereto

TABLE OF CONTENTS

Section 1.	Defined Terms	1

Section 2.	“Tag-Along” Right With Respect to Sales by AIP	4
(a)	Sales of Shares by AIP	4
(b)	Notices	4
(c)	Power of Attorney and Further Assurances	5
(d)	Number of Shares to be Sold	5

Section 3.	“Bring-Along” Right	6
(a)	Sales by AIP	6
(b)	Notice	6
(c)	Power of Attorney	6
(d)	Effect of Bring-Along Sale	7

Section 4.	Restrictions on Transfer	7
(a)	Transfers of Shares and Series A-1 Shares	7
(b)	Certificates	7
(c)	Transfers in Violation	8

Section 5.	Restrictions on Purchase	8
(a)	Purchases	8
(b)	Purchases in Violation	8

Section 6.	Voting Requirements	8
(a)	Voting	8
(b)	Power of Attorney and Proxy	8

Section 7.	Right of First Offer	9
(a)	First Offer Right Notice	9
(b)	Offered Stock Closing	9
(c)	Deliveries	9
(d)	Subsequent Transfers	9

Section 8.	INDEMNIFICATION	9

Section 9.	Miscellaneous	10
(a)	Assignment, Binding Effect	10
(b)	Amendments	10
(c)	Governing Law	10
(d)	Interpretation	10
(e)	Notices	10
(f)	Waiver and Consent	11
(g)	Inspection	12
(h)	Counterparts	12
(i)	Invalidity	12
(j)	Term	12

Exhibits

Exhibit A — Joinder Agreement

i

SHAREHOLDERS AGREEMENT

     This Shareholders Agreement (this “Agreement”) is entered into as of July 1, 2002 (the “Funding Date”), by and among Williams Controls, Inc., a Delaware corporation (the “Company”), American Industrial Partners Capital Fund III, L.P., a Delaware limited partnership (together with its Affiliates, “AIP”) and the other persons who have executed this Agreement (or have otherwise agreed to be bound by the provisions hereof by executing a Joinder Agreement in the form attached hereto as Exhibit A (the “Joinder Agreement”)) (the “Co-Investors,” and together with AIP, the “Holders”). Capitalized terms used herein are defined in Section 1 hereof.

RECITALS

     WHEREAS, the Company and certain Holders have entered into that certain Series B Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of May 31, 2002, pursuant to which, subject to the terms and conditions therein, AIP and certain Co-Investors shall acquire newly issued shares of the Company’s Series B Preferred Stock, 15% Redeemable Convertible Series, par value $.01 per share (“Series B Preferred Stock”);

     WHEREAS, certain Co-Investors currently own capital stock of the Company; and

     WHEREAS, the execution and delivery of this Agreement is a condition to certain Holders’ purchase of such shares of Series B Preferred Stock pursuant to the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

     Section 1. Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, whether by ownership of voting securities, by contract or otherwise.

     “Agreement” shall have the meaning set forth in the preface hereof.

     “AIP” shall have the meaning set forth in the preface hereof.

     “AIP Offer Exercise Period” has the meaning set forth in Section 7(a) hereof.

     “AIP Shares” means, as of any date of determination, the Shares then held by AIP.

     “Attorneys-in-Fact” shall have the meaning set forth in Section 2(c) hereof.

     “Bring-Along Notice” shall have the meaning set forth in Section 3(b) hereof.

     “Bring-Along Sale” shall have the meaning set forth in Section 3(a) hereof.

     “Bring-Along Sale Date” shall have the meaning set forth in Section 3(b) hereof.

     “Bring-Along Shares” shall have the meaning set forth in Section 3(b) hereof.

     “Change of Control” means any transaction, whether in a single transaction or series of related transactions, pursuant to which a person or group of related persons (a) acquires, whether by merger, stock purchase, recapitalization, redemption, issuance of capital stock or otherwise, more than fifty percent of the Common Stock on a fully-diluted basis, or (b) acquires assets constituting all or substantially all of the assets of the Company and its subsidiaries.

     “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

     “Co-Investor” shall have the meaning set forth in the preface hereof.

     “Co-Investor Shares” means (i) any Shares purchased or otherwise acquired by any Holder, (ii) any other shares of Stock purchased or otherwise acquired by any Holder, (iii) any capital stock or other equity securities issued or issuable directly or indirectly with respect to the shares of Stock referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iv) any other shares of any class or series of capital stock of the Company held by a Holder. As to any particular shares constituting Co-Investor Shares, such shares shall cease to be Co-Investor Shares when they have been (w) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (x) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (y) Transferred to a Proposed Purchaser pursuant to Section 2 or 3 hereof or (z) other than Shares, Transferred after the first to occur of the third anniversary of the Funding Date and after a Change of Control.

     “Common Stock” means the Company Common Stock and any other class or series of authorized capital stock of the Company which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

     “Company” shall have the meaning set forth in the preface hereof.

     “Company Common Stock” shall mean the Company’s Common Stock, par value $.01 per share.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

     “Exempt Transfer” means the sale or transfer by AIP of Shares (a) to any of its Affiliates, (b) to any partner of AIP or (c) in a Public Offering.

     “First Offer Right Notice” has the meaning set forth in Section 7(a) hereof.

     “fully-diluted basis” means, as of any date of determination, the number of shares of Common Stock outstanding plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities exercisable for or convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

     “Holders” has the meaning set forth in the preface hereof.

     “Joinder Agreement” shall have the meaning set forth in the preface hereof.

     “Notice of Acceptance” has the meaning set forth in Section 7(a) hereof.

     “Offered Stock” has the meaning set forth in Section 7(a) hereof.

     “Offered Stock Closing” has the meaning set forth in Section 7(b) hereof.

     “Participating Holder” shall have the meaning set forth in Section 2(a) hereof.

     “Permitted Transfers” means Transfers by a Co-Investor (a) to a Proposed Purchaser pursuant to Section 2 or 3 hereof or (b) to any Affiliate of such Co-Investor (so long as such Affiliate executes a Joinder Agreement).

     “Person” means an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization, government or any department, agency or political subdivision thereof, or other entity.

     “Preferred Stock” means the Series B Preferred Stock and any other class or series of authorized capital stock of the Company which is limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

     “Price” has the meaning set forth in Section 7(a) hereof.

     “Proposed Purchaser” shall have the meaning set forth in Section 2(a) hereof.

     “Public Offering” means the sale of shares of Common Stock (i) to the public generally pursuant to a Registration Statement which has been declared effective by the SEC (other than a registration statement on Form S-8, Form S-4 or any other similar form) or (ii) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

     “Sale Notice” shall have the meaning set forth in Section 2(b) hereof.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

     “Series A-1 Shares” means shares of the Company’s Series A-1 Preferred Stock, Non-Redeemable Convertible Series.

     “Series B Preferred Stock” shall have the meaning set forth in the recitals hereof.

     “Shares” means the shares of the Series B Preferred Stock.

     “Stock” means the Common Stock and the Preferred Stock.

     “Stock Purchase Agreement” shall have the meaning set forth in the recitals hereof.

     “Tag-Along Notice” shall have the meaning set forth in Section 2(b) hereof.

     ““transfer” has the meaning set forth in Section 2(a) hereof.

     ““Transfer” has the meaning set forth in Section 4(a) hereof.

     “Transferring Holder” has the meaning set forth in Section 7(a) hereof. Section 2. “Tag-Along” Right With Respect to Sales by AIP.

     (a)      Sales of Shares by AIP. With respect to any proposed transfer, sale or other disposition for value (collectively, a “transfer”), other than pursuant to an Exempt Transfer, by AIP of more than five percent in the aggregate over the term of this Agreement of the number of AIP Shares as of the Funding Date to a Person (including the Company) (a “Proposed Purchaser”), each Holder (a “Participating Holder”) shall have the right and option to participate in such transfer at the same price and upon the same terms and conditions as AIP (other than any management or transaction fees payable to AIP); provided, however, that each Participating Holder shall be required, to the extent applicable, as a condition to being permitted to sell Shares pursuant to this Section 2, (i) to transfer Shares in the same relative proportion as the Shares AIP intends to transfer (i.e., if AIP intends to sell fifty percent of its Shares, then any Participating Holder shall be required to transfer fifty percent of its Shares), (ii) to make to the Proposed Purchaser the same representations, warranties, covenants, indemnities and agreements as AIP makes in connection with such transfer (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, AIP, the Participating Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) such Persons), and (iii) bear such Person’s pro rata share (based on the number of Shares transferred) of all liabilities to the Proposed Purchaser arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Person, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the transfer.

     (b)      Notices. AIP shall notify, or cause to be notified, each other Holder in writing of each proposed transfer subject to the tag-along rights in Section 2(a) above at least ten business days prior to such transfer (the “Sale Notice”). Such Sale Notice shall set forth: (i) the name and address of the Proposed Purchaser, and (ii) the proposed amount of consideration and the material terms and conditions of the transfer (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration). The tag-along right may be exercised by any Holder by delivery of a written notice to AIP (the “Tag-Along Notice”) within ten business days following receipt of the Sale Notice specified in the preceding sentence. The Tag-Along Notice shall state the number of Shares that such Holder proposes to include in such transfer to the Proposed Purchaser. Upon request by AIP, each Participating Holder shall deliver to AIP the certificate or certificates representing the Shares to be sold or otherwise disposed of pursuant to such transfer by such Holder, free and clear of all liens and encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment (with signatures guaranteed).

     (c)      Power of Attorney and Further Assurances. In connection with the delivery of a Sale Notice pursuant to this Section 2, each Participating Holder hereby makes, constitutes and appoints Kirk Ferguson and Nathan L. Belden for so long as they remain Managing Directors of AIP or such other individual designated by AIP (the “Attorneys-in-Fact”) the true and lawful attorneys-in-fact of such Holder, with full power of substitution and re-substitution and with full power and authority, in the name and on behalf of such Holder, to transfer the Shares pursuant to the terms of such transfer and to execute any purchase agreement or other documentation required to consummate such transfer. The powers granted herein (or in the Tag-Along Notices) will be deemed to be coupled with an interest, will be irrevocable and will survive death, incompetency or dissolution of any Holder. Each Holder further agrees to execute and deliver any other documentation or power of attorney required to consummate the transfer pursuant to this Section 2. Notwithstanding the foregoing, if a Holder electing to exercise his, her or its “tag-along” rights pursuant to this Section 2 does not agree to execute and deliver or does not execute and deliver any documentation required by this Section or otherwise reasonably requested by AIP or the Proposed Purchaser in connection with the sale of Shares pursuant to this Section 2, such Holder shall not be entitled to participate in the proposed transfer.

     (d)      Number of Shares to be Sold. If there are no Participating Holders, then AIP may transfer such Shares on the terms and conditions no more favorable to AIP than those stated in the Sale Notice at any time within 180 days after expiration of the ten-business day period for giving Tag-Along Notices with respect to such transfer. Any such Shares not transferred by AIP during such 180-day period will again be subject to the provisions of this Section 2 upon a subsequent transfer. If there are one or more Participating Holders, then AIP shall use reasonable efforts to obtain the agreement of the Proposed Purchaser to the participation of the Participating Holders in any contemplated transfer on the same terms and conditions. If the Proposed Purchaser is unwilling or unable to acquire all of the Shares offered to be transferred by AIP and the Participating Holders, then AIP may elect either to cancel such proposed transfer or to allow each of it and the Participating Holders to transfer the number of Shares equal to the product of (i) the quotient determined by dividing the percentage of Shares then held by AIP or such Participating Holder, as the case may be, by the aggregate percentage of such Shares then held by AIP and all Participating Holders, multiplied by (ii) the maximum number of such Shares that the Proposed Purchaser is willing to purchase.

     Section 3.      “Bring-Along” Right.

     (a)      Sales by AIP. If AIP at any time from time to time seeks a transfer (other than a transfer which would qualify as an Exempt Transfer) to a Proposed Purchaser of any Shares, upon the request of AIP, each Holder will sell to such Proposed Purchaser at the same price and upon the same terms and conditions as AIP (other than any management or transaction fees payable to AIP), the number of Shares equal to the product of the number of Shares then held by such Holder multiplied by a fraction, the numerator of which is the total number of Shares that AIP proposes for the Holders to transfer and the denominator of which is the total number of Shares. Such transaction is hereafter referred to as a “Bring-Along Sale.” In a Bring-Along Sale, each Participating Holder shall be required, to the extent applicable, (i) to make to the Proposed Purchaser the same representations, warranties, covenants, indemnities and agreements as AIP makes in connection with such transfer (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, AIP, the Participating Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) such Persons), and (ii) bear such Person’s pro rata share (based on the number of Shares transferred) of all liabilities to the Proposed Purchaser arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Person, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the transfer). Each Holder will bear (A) such Person’s own costs of any sale of Shares pursuant to this Section 3, and (B) such Person’s pro rata share (based on the number of Shares transferred) of the reasonable costs of any sale of Shares pursuant to this Section 3 to the extent such costs are incurred for the benefit of all selling Holders and are not otherwise paid by the acquiring party.

     (b)      Notice. Prior to making any Bring-Along Sale, AIP shall, if it determines that Holders should participate in such transfer, provide each Holder with written notice (the “Bring-Along Notice”) not less than ten business days prior to the proposed date of the Bring-Along Sale (the “Bring-Along Sale Date”). The Bring-Along Notice shall set forth: (i) the Shares to be transferred by such Holder (the “Bring-Along Shares”), (ii) the name and address of the Proposed Purchaser, (iii) the proposed amount and form of consideration to be paid per Share and the material terms and conditions of the transfer, (iv) the Bring-Along Sale Date and the date upon which the Holders shall deliver to AIP the certificates or other documentation representing the Shares to be transferred, and (v) that the Proposed Purchaser has been informed of the Bring-Along Sale rights and has agreed to purchase all of the applicable shares. Each Holder shall deliver to AIP the certificate or certificates (or other documentation) representing the applicable Shares, free and clear of all liens and encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment (with signatures guaranteed), on or before the date set forth in the Bring-Along Notice for such delivery.

     (c)      Power of Attorney. In connection with the delivery of a Bring-Along Notice pursuant to this Section 3, each Holder hereby makes, constitutes and appoints the Attorneys-in-Fact the true and lawful attorneys-in-fact of such Holder, with full power of substitution and re-substitution and with full power and authority, in the name and on behalf of such Holder, to transfer such Shares pursuant to the terms of such transfer and to execute any documentation required to consummate such transfer. The powers granted herein will be deemed to be coupled with an interest, will be irrevocable and will survive death, incompetency or dissolution of any Holder. Each Holder further agrees to execute and deliver any other documentation or power of attorney required to consummate the transfer of such Shares.

     (d)      Effect of Bring-Along Sale. If a Holder receives its proportionate share of the purchase price from a Bring-Along Sale, but has failed to deliver certificates (or other documentation, if applicable) representing its Shares as described in this Section 3, it shall have no voting rights, shall not be entitled to any dividends or other distributions and shall have no other rights or privileges granted to shareholders under law or this Agreement with respect to such Shares.

     Section 4.      Restrictions on Transfer.

     (a)      Transfers of Shares and Series A-1 Shares. Prior to the first to occur of (i) the third anniversary of the Funding Date or (ii) a Change of Control, except for Permitted Transfers, each Co-Investor agrees not to, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of (any such act, sometimes referred to herein as a “Transfer”) any Shares or Series A-1 Shares without the prior written consent of AIP and the Company. In addition, except for Permitted Transfers, each Co-Investor agrees not to, directly or indirectly, Transfer any Shares except in compliance with Section 7 hereof.

     (b)      Certificates. Certificates representing the Shares and the Series A-1 Shares shall bear the following legends:

THE TRANSFER, SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. THE COMPANY WILL FURNISH A COPY OF THE SHAREHOLDERS AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

     Whenever in the opinion of counsel reasonably satisfactory to the Company (which opinion, unless waived by the Company, shall be delivered in writing to the Company) the restrictions described in any legend set forth above cease to be applicable to any Shares or Series A-1 Shares, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new certificate not bearing a legend stating such restriction.

     (c)      Transfers in Violation. Any attempt to Transfer any Shares or Series A-1 Shares held by a Co-Investor which is not in compliance with this Agreement shall be null and void, and neither the Company nor any transfer agent shall give any effect in the Company’s stock records to such attempted Transfer.

     Section 5.      Restrictions on Purchase

     (a)      Purchases. Each Co-Investor agrees not to, directly or indirectly, purchase any shares of Stock, without the prior written consent of the Company until the earlier of (i) the third anniversary of the Funding Date, and (ii) a Change of Control; provided, however, that any Co-Investor may directly or indirectly purchase any shares of Stock, without the prior written consent of the Company, at any time so long as the average weekly closing bid price of the Common Stock as listed on the over the counter bulletin board or wherever the Common Stock then trades shall be greater than or equal to $1.00 for a period of at least twelve out of thirteen consecutive weeks ending no more than ten days prior to the date such Co-Investor consummates such purchase.

     (b)      Purchases in Violation. Any attempt by a Co-Investor to purchase any shares of Stock which is not in compliance with this Agreement shall be null and void, and neither the Company nor any transfer agent shall give any effect in the Company’s stock records to such attempted purchase.

     Section 6.      Voting Requirements.

     (a)      Voting.

               (i)      From and after the Funding Date and until the date that is the first anniversary of the Funding Date, each Co-Investor shall vote all of its Shares and all of its Series A-1 Shares over which such Co-Investor has voting control with AIP on all matters related to the election of the Board of Directors of the Company only, and shall take all other necessary or desirable actions within its control to effect such vote as reasonably requested by AIP.

               (ii)      From and after the Funding Date and until the date that is the second anniversary of the Funding Date, each Co-Investor shall vote all of its Shares over which such Co-Investor has voting control with AIP on all matters related to the election of the Board of Directors of the Company only, and shall take all other necessary or desirable actions within its control to effect such vote as reasonably requested by AIP.

               (iii)      From and after the Funding Date and until the date on which AIP no longer owns a majority of the Shares, each Co-Investor shall vote all of its Shares over which such Co-Investor has voting control with AIP on all matters, and shall take all other necessary or desirable actions within its control to effect such vote as reasonably requested by AIP.

     (b)      Power of Attorney and Proxy. In connection with the voting arrangement described in clause (a) above, each Holder hereby makes, constitutes and appoints the Attorneys-in-Fact the true and lawful attorneys-in-fact, agent and proxy of such Holder, with full power of substitution and re-substitution and with full power and authority, in the name and on behalf of such Holder, to attend meetings of stockholders of the Company held from time to time, or to execute written consents in lieu of such meetings, in each case to vote as such Holder is required pursuant to this Section 6. The powers granted herein will be deemed to be coupled with an interest, will be irrevocable and will survive death, incompetency or dissolution of any Holder. Each Holder further agrees to execute and deliver any other documentation, power of attorney or proxy required to evidence such vote.

     Section 7.      Right of First Offer.

     (a)      First Offer Right Notice. If at any time any of the Co-Investors (each a “Transferring Holder”) proposes to Transfer any Shares (except for Permitted Transfers), then such Transferring Holder will, not fewer than fifteen business days prior to making such Transfer, give notice (the “First Offer Right Notice”) to AIP specifying the number of Shares to be Transferred (the “Offered Stock”), the price (the “Price”) and the other terms and conditions upon which such Transferring Holder proposes to Transfer such Offered Stock. The First Offer Right Notice will constitute an irrevocable offer to Transfer all of the Offered Stock to AIP at the Price and on the terms specified in the First Offer Right Notice. AIP will have ten business days after its receipt of the First Offer Right Notice (the “AIP Offer Exercise Period”) during which to notify the Transferring Holder in writing of its election to purchase all or any portion of the Offered Stock (a “Notice of Acceptance”).

     (b)      Offered Stock Closing. Upon the delivery of the Notice of Acceptance, AIP and the Transferring Holder shall be firmly bound to consummate the purchase and sale of the applicable Offered Stock in accordance with the First Offer Right Notice, the Notice of Acceptance and the terms hereof. Subject to the provisions hereof, within forty-five days after the Transferring Holder’s receipt of the Notice of Acceptance, AIP shall purchase, and the Transferring Holder shall sell, the applicable Offered Stock at a mutually agreeable time and place (the “Offered Stock Closing”).

     (c)      Deliveries. At the Offered Stock Closing, the Transferring Holder shall deliver to AIP, certificates representing the Offered Stock, free and clear of any liens or encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment, to be purchased by AIP, and AIP shall pay to the Transferring Holder the purchase price for such Offered Stock by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by each such Transferring Holder.

     (d)      Subsequent Transfers. If AIP elects not to purchase all or any portion of the Offered Stock in accordance with this Section 7, then the Transferring Holder may Transfer all or such portion of the Offered Stock, at a price which is not less than the Price and on other terms and conditions which are not materially more favorable in the aggregate to any transferee thereof than those specified in the First Offer Right Notice, but only to the extent that such Transfer occurs within ninety days after expiration of AIP Offer Exercise Period; so long as such transferee executes a Joinder Agreement. Any Shares not Transferred within such 90-day period will be subject to the provisions of this Section 7 upon subsequent Transfer.

     Section 8.      INDEMNIFICATION. EACH HOLDER HEREBY AGREES SEVERALLY AND JOINTLY TO INDEMNIFY EACH ATTORNEY-IN-FACT AND HIS, HER OR ITS OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS,

AGENTS AND REPRESENTATIVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS FROM AND AGAINST ALL LIABILITIES, DEMANDS, CLAIMS, ACTIONS AND EXPENSES (INCLUDING WITHOUT LIMITATION ATTORNEYS’ FEES AND EXPENSES) ASSERTED AGAINST OR INCURRED AS A RESULT OF, ARISING OUT OF, RELATING TO, IN THE NATURE OF, OR CAUSED BY ACTS OR OMISSIONS OF ANY ATTORNEY-IN-FACT OR ANY OF HIS, HER OR ITS OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS PURSUANT TO THIS AGREEMENT.

     Section 9.      Miscellaneous.

     (a)      Assignment, Binding Effect. Except as otherwise specifically provided herein, this Agreement shall not be assignable by the parties hereto; provided, that AIP may assign its rights and obligations to any of its Affiliates or to any transferee of Shares in compliance with this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns.

     (b)      Amendments. Except as otherwise provided herein, no amendment, modification or waiver of any provision of this Agreement shall be effective against the Company or the Holders unless such amendment or waiver is approved in writing by the Company, AIP and the Co-Investors holding a majority in interest of the then-outstanding Shares on a fully-diluted basis.

     (c)      Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

     (d)      Interpretation. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     (e)      Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person, by courier, by facsimile transmission, by nationally recognized overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, as follows:

     if to the Company:

Williams Controls, Inc. 14100 SW 72nd Avenue

Portland, OR 97224 Attention: Dennis Bunday Fax: 503-624-3812

     with a copy (which shall not constitute notice) to:

Davis Wright Tremaine, LLP 1300 SW Fifth Avenue, Suite 2300 Portland, OR 97201 Attention: James Waggoner Fax: (503) 778-5299

     if to any Co-Investor:

at the address set forth on his, her or its Joinder Agreement if to AIP:

c/o American Industrial Partners 551 Fifth Avenue, Suite 3800 New York, NY 10176 Attention: Kirk Ferguson Facsimile: (212) 986-5099

with a copy (which shall not constitute notice) to:

Kirkland & Ellis 655 Fifteenth Street, N.W. Washington, D.C. 20005 Attention: Robert G. Marks Facsimile: (202) 879-5200

Any party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

     (f)      Waiver and Consent. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder. Each party hereto, in addition to being entitled to exercise all rights provided herein, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this

Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     (g)      Inspection. Copies of this Agreement will be available for inspection or copying by any party at the offices of the Company through the Secretary of the Company.

     (h)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

     (i)      Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     (j)      Term. This Agreement shall terminate on the first day in which there are no Shares outstanding; provided, however, that the indemnification provisions of Section 8 shall survive the termination of this Agreement indefinitely.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

WILLIAMS CONTROLS, INC.

By: /s/ Dennis Bunday Name: Dennis Bunday Title: Chief Financial Officer

AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND III, L.P.

By: American Industrial Partners III, L.P., its general partner

By: American Industrial Partners III Corporation, its general partner

By: /s/ Kirk R. Ferguson Name: Kirk R. Ferguson Title: Authorized Person

By: /s/ Nathan L. Belden Name: Nathan L. Belden Title: Authorized Person

EUBEL, BRADY SUTTMAN ASSET MANAGEMENT

By: /s/ Mark E. Brady Name: Mark E. Brady Title: Secretary and Chief Operating Officer

JOINDER AGREEMENT
TO
SHAREHOLDERS AGREEMENT

      This Joinder Agreement (this “Joinder”) is made as of the date written below by the undersigned (the “Joining Party”) in favor of and for the benefit of Williams Controls, Inc. and the other parties to the Shareholders Agreement, dated as of July 1, 2002 (the “Shareholders Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Shareholders Agreement.

      The Joining Party hereby acknowledges, agrees and confirms that, by his, her or its execution of this Joiner, the Joining Party will be deemed to be a party to the Shareholders Agreement as a “Co-Investor” and shall have all of the obligations of a Co-Investor thereunder as if he, she or it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement to Shareholders Agreement as of the date written below.

DOLPHIN OFFSHORE PARTNERS, L.P.

By:	/s/ Peter Salas

Name:	Peter Salas
Title:	General Partner

Address:
129 East 17th Street
New York, New York 10003

Exhibit A

FORM OF JOINDER AGREEMENT
TO
SHAREHOLDERS AGREEMENT

     This Joinder Agreement (this “Joinder”) is made as of the date written below by the undersigned (the “Joining Party”) in favor of and for the benefit of Williams Controls, Inc. and the other parties to the Shareholders Agreement, dated as of July __, 2002 (the “Shareholders Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Shareholders Agreement.

     The Joining Party hereby acknowledges, agrees and confirms that, by his, her or its execution of this Joinder, the Joining Party will be deemed to be a party to the Shareholders Agreement as a “Co-Investor” and shall have all of the obligations of a Co-Investor thereunder as if he, she or it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement to Shareholders Agreement as of ______, 20______.

[Name]

Address: